Exhibit 99.1

Contact:Dan McCarthy, 610-774-5758

Pennsylvania Public Utility Commission
Votes on PPL Electric Utilities Rate Request

     ALLENTOWN, Pa. (Dec. 2, 2004) - Pennsylvania's Public Utility Commission voted Thursday (12/2) to approve an increase in PPL Electric Utilities' charges for 1.3 million customers in central and eastern Pennsylvania.

     "This will be the first rate increase for PPL Electric Utilities customers since 1995," said John Sipics, president of PPL Electric Utilities. "This increase will allow us to continue to make investments to sustain and improve the electricity distribution infrastructure in the 29 counties that we serve."

     While the PUC has not yet issued its final order, the commission estimated that PPL Electric Utilities' distribution rates will increase by about $137 million. When added to the $57 million in increased transmission charges that the company will begin passing on to customers Jan. 1, 2005, the total increase is expected to be about $194 million, or about 7.1 percent.

     The effect on individual customer bills cannot be determined until the final order is issued, but the increase on an average residential customer's total bill would be about 8.3 percent, according Sipics. The new rates will be effective Jan. 1, 2005. "Even with this increase, PPL Electric Utilities rates will continue to be below the average in Pennsylvania," he said.

     When it filed its request in March, PPL Electric Utilities had requested an increase of $164 million in distribution charges.

     It also had notified the commission of the need to pass on to customers a $57 million increase in transmission-related charges imposed on the company by the PJM Interconnection. In its vote on Thursday, the commission approved the company's proposed process for collecting these transmission-related charges.

     The commission set the company's return on equity at 10.7 percent, down from the 11.5 percent the company had requested.

     Sipics said the company is particularly pleased that the commission approved a 23 percent increase in funding for the company's low-income programs. "In requesting this increase, we were particularly mindful of customers who are facing financial difficulties. That's why we requested a significant increase in low-income program funding to support expansion of these programs," said Sipics.

     The Jan. 1 price increases will affect only the distribution and transmission rates, Sipics said. Generation charges for PPL Electric Utilities customers who do not shop for an alternate supplier are set through 2009.

     Electricity customers in Pennsylvania have the option to shop for the company that generates their electricity. That electricity then is delivered by the distribution utility serving the area where the customer lives or does business. If a PPL Electric Utilities customer does not choose another company as an electricity generator, PPL Electric Utilities provides both electricity delivery services and electricity generation supply for that customer.

     Sipics said PPL Electric Utilities customers will receive detailed information about the price increase in their January bill.

     PPL Corporation (NYSE: PPL), the parent company of PPL Electric Utilities, will discuss its 2005 earnings forecast in a conference call that will be scheduled soon.

     As previously announced, through the first nine months of 2004, PPL Electric Utilities contributed 30 cents per share to PPL Corporation's earnings from ongoing operations of $2.79 per share.

     Other PPL Corporation subsidiaries include PPL Generation, which operates power plants in key U.S. markets; PPL EnergyPlus, which sells electricity in wholesale and retail markets; and PPL Global, which operates electricity delivery companies in the United Kingdom and Latin America.

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Note to Editors: Visit PPL's media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.